                   American Business Financial Services, Inc.
                                     Notes
              (Investment Notes and Uninsured Money Market Notes)

                                Rate Supplement

                      Prospectus Supplement dated 3/02/04

                  Term             Rate       Annual Yield*
--------------------------------------------------------------------
                 3-5 mos.          8.16%         8.50%

                 6-11 mos.         9.81%        10.30%

                12-23 mos.        11.00%        11.62%

                 13 mos           11.34%        12.00%

                24-29 mos.        10.44%        11.00%

               30-120 mos.        10.89%        11.50%

               Uninsured
            Money Market Note**   4.88%          5.00%
--------------------------------------------------------------------
                          Minimum Investment is $1,000
       For investments of $100,000 or more, please contact us for rates.


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can be made only by the Prospectus dated November 7, 2003 and Prospectus Supplement dated February 17, 2004, delivered in conjunction with this Rate Supplement. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

These rates are available from March 2, 2004 through March 16, 2004.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the sole discretion of ABFS provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and Prospectus Supplement dated February 17, 2004 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

   Investment Notes and Uninsured Money Market Notes represent obligations of
    ABFS and are not certificates of deposit or insured or guaranteed by the
                     FDIC or any other governmental agency.


                              [GRAPHIC OMITTED](SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                   PO Box 11716 o Philadelphia, PA 19101-9928
                              www. ABFSonline.com
                      For information call 1-800-776-4001

                   American Business Financial Services, Inc.
                                      Notes
                Investment Notes and Uninsured Money Market Notes

Special Rates
for new investors

                                 Rate Supplement

                       Prospectus Supplement dated 2/26/04


                  Term             Rate       Annual Yield*
--------------------------------------------------------------------
                 3-5 mos.          8.39%         8.75%

                 6-11 mos.        10.04%        10.55%

                12-23 mos.        11.20%        11.84%

                 13 mos           11.56%        12.25%

                24-29 mos.        10.67%        11.25%

               30-120 mos.        11.12%        11.75%

               Uninsured
            Money Market Note**   4.88%          5.00%
--------------------------------------------------------------------
                          Minimum Investment is $1,000
        For investments of $100,000 or more, please contact us for rates.

                            For new investors only.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can be made only by the Prospectus dated November 7, 2003 and Prospectus Supplement dated February 17, 2004, delivered in conjunction with this Rate Supplement. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

These rates are available from March 2, 2004 through March 16, 2004.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the sole discretion of ABFS provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and Prospectus Supplement dated February 17, 2004 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

   Investment Notes and Uninsured Money Market Notes represent obligations of
    ABFS and are not certificates of deposit or insured or guaranteed by the
                     FDIC or any other governmental agency.


                              [GRAPHIC OMITTED](SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                   PO Box 11716 o Philadelphia, PA 19101-9928
                               www. ABFSonline.com
                       For information call 1-800-776-4001

                   American Business Financial Services, Inc.
                Investment Notes and Uninsured Money Market Notes

                                 Rate Supplement

Renewal Rates
                              Prospectus Supplement
                                  Dated 2/17/04

                  Term             Rate       Annual Yield*
--------------------------------------------------------------------
                 3-5 mos.          8.53%         8.90%

                 6-11 mos.        10.26%        10.80%

                12-23 mos.        11.52%        12.20%

                24-29 mos.        10.75%        11.34%

               30-120 mos.        11.25%        11.90%

               Uninsured
            Money Market Note**   4.88%          5.00%
--------------------------------------------------------------------
                          Minimum Investment is $1,000
        For investments of $100,000 or more, please contact us for rates.

     These rates apply only to the reinvestment of all or a portion of the principal and/or interest due upon maturity of existing Investment Notes. The rates for the Notes included in this Rate Supplement are available from
                    February 28, 2004 through March 17, 2004.

  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI) An offer can only be made by the Prospectus dated November 7, 2003 and Prospectus Supplement dated February 17, 2004, delivered in conjunction with this Rate Supplement. See "Risk Factors" in the Prospectus for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Effective Annual Yield assumes all interest reinvested daily at the stated rate.

** The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the Company's sole discretion provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and Prospectus Supplement dated February 17, 2004 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

   Investment Notes and Uninsured Money Market Notes represent obligations of
    ABFS and are not certificates of deposit or insured or guaranteed by the
                     FDIC or any other governmental agency.

                              [GRAPHIC OMITTED](SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                   PO Box 11716 o Philadelphia, PA 19101-9928
                               www. ABFSonline.com
                       For information call 1-800-776-4001

Special Offer for Our Customers

The maturity date for your American Business Financial Services, Inc. (ABFS) Investment Note is quickly approaching. We'd like to take this opportunity to extend a special offer to you if you add money to your current renewal amount or purchase an additional Investment Note upon renewing your current Note.

For any new investment you make in an ABFS Investment Note, you can take advantage of the annual yields* presented on our attached Renewal Rate Supplement. Because you are a valued customer, you can take advantage of these higher rate offerings for your new investment upon renewing your current Note.

Just enclose your additional investment with your renewal form and you'll receive the higher annual yield upon renewing your current maturing Note. Please refer to the enclosed Rate Supplement for a complete list of our rates and terms.
                                                           [GRAPHIC OMITTED](SM)
                                            AMERICAN BUSINESS FINANCIAL SERVICES

Thank you for your continued investment with ABFS...we look forward to serving you again!

*The effective annual yield assumes all interest is invested for 365 days.

Special Offer for New Investors

You recently requested a Prospectus for the American Business Financial Services, Inc. (ABFS) Note offering. We'd like to take this opportunity to extend a special offer to you if you purchase an Investment Note before March 16, 2004.

As a new investor, if you purchase an Investment Note between now and March 16, 2004, you will automatically receive a special rate which amounts, for most terms, to a .25% Annual Yield* increase over our regular rates. Please refer to the enclosed Rate Supplement for a complete list of our rates and terms.

Thank you for your interest in ABFS...we look forward to serving you!

                                                           [GRAPHIC OMITTED](SM)
                                            AMERICAN BUSINESS FINANCIAL SERVICES

*The effective annual yield assumes all interest is invested for 365 days.

Are you ready for March Madness?

[GRAPHIC OMITTED}

Real Estate?

Stocks?

Mutual
Funds?

Savings
Account?

CD's?

Bonds?

13 Months
12.25%*

Municipals?

ABFS
Investment Notes?



* Assumes all interest remains invested for 365 days

Don't let your portfolio be a guessing game!

               In celebration of March Madness, we are offering a:


                         13 month / 12.25% annual yield*

                       This offer expires March 16, 2004.
                  Thank you for your continued support of ABFS.


              *Assumes all interest remains invested for 365 days.

   Investment Notes and Uninsured Money Market Notes represent obligations of
    ABFS, and are not certificates of deposit or insured or guaranteed by the
                     FDIC or any other governmental agency.

                Offer made by Prospectus dated November 7, 2003,
                Prospectus Supplement dated February 17, 2004 and
                      Rate Supplement dated March 2, 2004.

                              [GRAPHIC OMITTED](SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES


                  100 Penn Square East o Philadelphia, PA 19107

Are you ready for March Madness?

[GRAPHIC OMITTED}

Real Estate?

Stocks?

Mutual
Funds?

Savings
Account?

CD's?

Bonds?

13 Months
12.00%*

Municipals?

ABFS
Investment Notes?



* Assumes all interest remains invested for 365 days

Don't let your portfolio be a guessing game!

               In celebration of March Madness, we are offering a:


                         13 month / 12.00% annual yield*

                       This offer expires March 16, 2004.
                  Thank you for your continued support of ABFS.


              *Assumes all interest remains invested for 365 days.

   Investment Notes and Uninsured Money Market Notes represent obligations of ABFS, and are not certificates of deposit or insured or guaranteed by the
                     FDIC or any other governmental agency.

                Offer made by Prospectus dated November 7, 2003,
                Prospectus Supplement dated February 17, 2004 and
                    Rate Supplement dated February 26, 2004.

                              [GRAPHIC OMITTED](SM)
                      AMERICAN BUSINESS FINANCIAL SERVICES

                 100 Penn Square East o Philadelphia, PA 19107

                   American Business Financial Services, Inc.
                                      Notes
               (Investment Notes and Uninsured Money Market Notes)

                       For Investments of $100,000 or More

                              Telephone Quotes Only
                         (No Mail or other Distribution)

                                 Rate Supplement

                       Prospectus Supplement dated 2/26/04

                     Rates effective through March 16, 2004


                             Current Investors                  Current Investors
                             (new investments)                      (renewals)                       New Investors

    Term                Rate          Annual Yield*          Rate          Annual Yield*         Rate        Annual Yield*
  3-5 mos.              8.41%              8.77%             8.78%             9.17%             8.64%            9.02%
 6-11 mos.             10.06%             10.58%            10.51%            11.08%            10.29%           10.83%
 12-23 mos.            11.25%             11.90%            11.77%            12.48%            11.45%           12.12%
  13 mos.              11.59%             12.28%              N/A               N/A             11.81%           12.53%
 24-29 mos.            10.69%             11.28%            11.00%            11.62%            10.92%           11.53%
30-120 mos.            11.14%             11.78%            11.50%            12.18%            11.37%           12.03%


*The Effective Annual Yield assumes all interest reinvested daily at the stated rate.